Exhibit 99.2

Page

Consolidated Balance Sheets	2
Consolidated Statements of Operations	3
Consolidated Statements of Stockholders’ Equity	4
Consolidated Statements of Cash Flows	5
Notes to Consolidated Financial Statements	6-22

ProfitLine, Inc.

CONSOLIDATED BALANCE SHEETS

	December 31	September 30
	2010	2011
		(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$952,751	$711,580
Accounts receivable, net of allowance for doubtful accounts of $50,876 and $0 in as of December 31, 2010 and September 30, 2011, respectively	2,597,556	1,985,850
Unbilled revenues	267,748	154,637
Other current assets	461,228	525,334
Total current assets	4,279,283	3,377,401
Property and equipment, net	709,568	737,170
Goodwill, net	5,950,448	5,950,448
Other noncurrent assets	145,927	135,090
Total assets	$11,085,226	$10,200,109

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$480,900	$372,596
Accrued compensation	1,255,265	1,217,336
Other accrued liabilities	346,389	352,171
Deferred rent, current portion	8,186	46,371
Deferred revenue, current portion	546,963	431,718
Capital lease obligations, current portion	176,906	133,132
Note payable, current portion	393,129	162,523
Total current liabilities	3,207,738	2,715,847

Deferred rent, less current portion	107,970	93,258
Deferred revenue, less current portion	139,877	79,698
Capital lease obligations, less current portion	82,420	112,064

Commitments and contingences - Note 6

Stockholders’ equity:
Convertible preferred stock, par value: $0.0001; shares authorized at December 31, 2010 and September 30, 2011: 78,205,680; shares issued at December 31, 2010 and September 30, 2011: 70,678,944; liquidation preference at December 31, 2010 and September 30, 2011: $29,257,692 (Series C-1 of $6,046,695, Series C-2 of $23,210,997)	7,067	7,067
Common stock, par value: $0.0001; shares authorized at December 31, 2010 and September 30, 2011: 128,258,825; 29,360,665 shares issued at December 31, 2010 and September 30, 2011	2,937	2,937
Additional paid-in capital	50,873,515	50,911,349
Employee notes receivable	(15,329)	(15,329)
Other comprehensive loss	(33,507)	(23,430)
Accumulated deficit	(43,287,462)	(43,683,352)
Total stockholders’ equity	7,547,221	7,199,242
Total liabilities and stockholders’ equity	$11,085,226	$10,200,109

The accompanying notes are an integral part of these consolidated financial statements.

ProfitLine, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS — (unaudited)

	Nine months ended September 30,
	2010	2011
REVENUES:
Services	$15,068,734	$13,405,617
Resale	4,973,851	73,765
Total revenues	20,042,585	13,479,382
COST OF REVENUES:
Service	9,947,050	8,423,209
Resale	4,702,287	55,712
Total cost of revenues	14,649,337	8,478,921

Gross profit	5,393,248	5,000,461
EXPENSES:
Sales and marketing	1,922,717	1,551,826
General and administrative	2,276,604	1,960,795
Research and development	1,883,377	1,797,198
Total operating expenses	6,082,698	5,309,819

LOSS FROM OPERATIONS	(689,450)	(309,358)

Interest expense	(83,711)	(51,979)
Other expense, net	(86,215)	(31,349)

LOSS BEFORE PROVISION FOR INCOME TAXES	(859,376)	(392,686)

Provision for income taxes	(20,493)	(3,205)

NET LOSS	$(879,869)	$(395,891)

The accompanying notes are an integral part of these consolidated financial statements.

ProfitLine, Inc.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY AND COMPREHENSIVE LOSS (unaudited)

					Additional	Employee		Other	Total
	Preferred Stock		Common Stock		Paid In	Notes	Accumulated	Comprehensive	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Receivable	Deficit	Loss	Equity
Balance at December 31, 2010	70,678,944	$7,067	29,360,665	$2,937	$50,873,515	$(15,329)	$(43,287,462)	$(33,507)	$7,547,221

Stock-based compensation	—	—	—	—	37,834	—	—	—	37,834
Other comprehensive loss	—	—	—	—	—	—	—	10,077	10,077
Net loss	—	—	—	—	—	—	(395,890)	—	(395,890)
Balance at Septemer 30, 2011	70,678,944	$7,067	29,360,665	$2,937	$50,911,349	$(15,329)	$(43,683,352)	$(23,430)	$7,199,242

The accompanying notes are an integral part of these consolidated financial statements.

ProfitLine, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS — (unaudited)

	Nine months ended September 30,
	2010	2011
Operating activities
Net loss	$(879,869)	$(395,890)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	500,834	383,862
Provision for bad debt	42,500	30,497
Loss on disposal of property and equipment	—	—
Decrease in deferred rent liability	(5,026)	23,473
Unrealized gain on foreign currency translation	34,766	10,077
Stock compensation expense	180,700	37,834
Changes in operating assets and liabilities:
Accounts receivable	(84,485)	581,209
Unbilled revenues	772,089	113,111
Other current assets	(197,425)	(44,712)
Other noncurrent assets	12,056	10,837
Accounts payable	2,991	(108,304)
Accrued compensation	(284,408)	(37,929)
Other accrued liabilities	(848,374)	5,782
Deferred revenue	(646,425)	(175,425)
Net cash (used in) provided by operating activities	(1,400,076)	434,422
Investing activities
Purchases of property and equipment	(211,368)	(253,649)
Net cash used in investing activities	(211,368)	(253,649)
Financing activities
Net proceeds from issuance of common stock	71	—
Payments on notes payable	(132,305)	(250,000)
Borrowings on notes payable	700,000	—
Principal payments on capital lease obligations	(199,215)	(171,944)
Net cash provided by (used in) financing activities	368,551	(421,944)

Net decrease in cash and cash equivalents	(1,242,893)	(241,171)

Cash and cash equivalents at beginning of year	1,296,515	952,751
Cash and cash equivalents at end of year	$53,622	$711,580

Supplemental disclosure of cash flow information
Cash paid for interest	$84,123	$53,339
Cash paid for income taxes	$3,893	$16,840
Supplemental disclosure of non-cash investing and financing activities
Fixed assets acquired under capital leases	$—	$157,815

The accompanying notes are an integral part of these consolidated financial statements.

ProfitLine, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2011

1.     ORGANIZATION

ProfitLine, Inc. (the “Company”) is privately held and was incorporated in May 2002 in the state of Delaware.  The Company provides outsourced telecom expense management and managed mobility solutions for large enterprises and government agencies. Service revenue is derived from contract negotiations, invoice processing and payment, fulfillment, audit, optimization and help desk services. Resale revenue is derived from the sale of previously bought wireless access and accessories to its service customers.

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, FedCel Corporation, ProfitLine, UK Ltd (“PL UK”) and ProfitLine GmbH.  PL UK was formed in June 2009 as a Limited Company under the laws of England and Wales.  ProfitLine GmbH was formed in December 2009 under the laws of Germany.  The accounts of the Company are presented in conformity with accounting principles generally accepted in the United States.  All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements.

Liquidity

The Company has experienced operating losses since inception, and through September 30, 2011 it continued to operate at a negative cash flow.  For the nine months ended September 30, 2010 and 2011the Company incurred a net loss of $0.7 million and $0.4 million, respectively.  As of December 31, 2010 and September 30, 2011, the Company had an accumulated deficit of $43.3 million and $43.6 million, respectively.  To date, the Company’s operations have been primarily financed through debt and equity proceeds from private placement offerings.  The Company also has access to financing through its bank.  See Note 5.

In June 2011, the Company retained a consultant to seek out additional financing or merger/acquisition opportunities to allow the Company to continue its growth plans.  In December of 2011 the Company entered into a merger agreement with Tangoe, Inc., a competitor and an acquisition subsidiary of Tangoe, Inc, whereby Tangoe, Inc. purchased all of the outstanding capital stock of ProfitLine by way of merger of the acquisition subsidiary into ProfitLine for $23.5 million in cash.  See Note 10.

ProfitLine, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

September 30, 2011

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities that can affect certain reported amounts and disclosures.  Significant estimates used in preparing the financial statements include the valuation allowance on deferred tax assets, the fair value of the stock options and the allowance on accounts receivables.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of ninety days or less to be cash equivalents.  The Company maintains cash balances at financial institutions that are secured by the Federal Deposit Insurance Corporation up to $250,000.  At times the cash at these institutions may exceed federally insured limits.  The Company has not experienced any losses in such accounts to date and management believes that the Company is not exposed to any significant credit risk on cash and cash equivalents.

Fair Value of Financial Instruments

Financial instruments consist principally of cash and cash equivalents, accounts receivable, unbilled receivables, accounts payable, accrued liabilities, accrued compensation, and notes payable.  The Company considers the carrying amounts of these financial instruments to approximate fair value because of their short maturity.

Depreciation and Amortization

Property and equipment is stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets (generally three to five years). Leasehold improvements are amortized using the straight-line method over the shorter of the term of the lease or the estimated useful life of the improvement.

Intangible assets are stated at cost and are amortized using the straight-line method over the shorter of the estimated useful life or contract life.  As of September 30, 2011, all intangible assets subject to amortization were fully amortized.

Long-Lived Assets

In accordance with ASC 350, Intangibles — Goodwill and Other, if indicators of impairment exist, the Company assesses the recoverability of the affected long-lived assets by determining whether the

ProfitLine, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

September 30, 2011

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Long-Lived Assets-continued

carrying value of such assets can be recovered through the undiscounted future operating cash flows. If the carrying value is higher, impairment is indicated, and the Company measures the amount of such impairment by comparing the carrying value of the asset to the present value of the expected future cash flows associated with the use of the asset.

Revenue Recognition

The Company recognizes revenue in accordance with ASC 605-20, Revenue Recognition - Services. The Company generates revenue from outsourced and professional services, and also from the resale of wireless access and accessories.  Outsourced and professional services are reported as Service revenue, and resale of wireless access and accessories revenue is reported as Resale revenue in the Consolidated Statements of Operations.

Service revenue is earned and recognized over the service term as the service is provided, and generally includes either a fixed or variable monthly fee.  Implementation revenue represents amounts received to establish the necessary work level required prior to the initiation of services to a customer and is recognized over the expected customer service period.  Professional services revenue is generated primarily through the provision of contract negotiations, which is earned and recognized as the services are performed on a percentage-of-completion basis, or are recognized upon delivery of the specified deliverable based on contract terms.

Resale revenues are generated primarily through the resale of wireless telecommunications services.  The Company contracts for the telecommunications services required by the customer, and pays for the services by a separate contract with the wireless telecommunications provider. These revenues are reported gross in accordance with ASC 605-45, Revenue Recognition — Principle Agent Considerations.

The Company’s customer arrangements may contain multiple elements.  The fees from these arrangements are recognized in accordance with ASC 605-25, Revenue Recognition — Multiple Element Arrangements, and are allocated to the various elements based on the fair value of the service when it is sold separately.

The Company’s outsourced service contracts in some cases provide for certain customer guarantees.  From time to time, in accordance with the requirements of ASC 605-15, Revenue Recognition - Products, the Company may determine that such customer service guarantees preclude revenue recognition over the service term as the service is provided.  In such cases, the

ProfitLine, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

September 30, 2011

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Revenue Recognition-continued

Company will include customer payments in deferred revenue until such time as the service guarantee has been achieved and all remaining revenue recognition requirements are met.

Research and Development

Research and development costs are expensed in the period incurred.

Advertising Costs

The Company expenses advertising and promotional costs as incurred.  Advertising expense was $236,899 and $354,240 for the nine months ended September 30, 2010 and 2011, respectively.

Concentrations

A relatively small number of customers account for a significant percentage of the Company’s revenues and accounts receivable.  Revenue from the top three customers accounted for 46% and 31% of total revenue for the nine months ended September 30, 2010 and 2011, respectively.  For the nine months ended September 30, 2010, the three largest customers accounted for 28%, 12% and 6% of revenue.  For the nine months ended September 30, 2011, the three largest customers accounted for 17%, 9%, and 5% of revenue.  Accounts receivable from the same top three customers accounted for 42% and 39% of total accounts receivable as of December 31, 2010 and September 30, 2011, respectively.  As of December 31, 2010, the three largest customers accounted for 3%, 30%, and 9% of accounts receivable.  As of September 30, 2011, the three largest customers accounted for 25%, 13%, and 1% of accounts receivable.

Collectability of Accounts Receivable

The Company considers invoices outstanding past the contractual due date as past due.  Management evaluates the collectability of its accounts receivable based on a combination of factors, such as the customer’s payment history and the results of attempts to collect payment. Management regularly analyzes its customer accounts, and, when the Company becomes aware of a specific customer’s inability to meet its financial obligations, the Company records a specific reserve for bad debt to reduce the related receivable to the amount it reasonably estimates is collectible. The Company also records reserves for bad debt for all other customers based on historical experience.  Management re-evaluates such reserves on a regular basis and adjusts the

ProfitLine, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

September 30, 2011

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

reserves as needed.

Deferred Rent

Rent expense is recorded on a straight-line basis over the term of the lease. The difference between rent expense accrued and the amount paid under the lease agreement is recorded as deferred rent in the accompanying consolidated balance sheets.

Income Taxes

The company accounts for income taxes in accordance with ASC 740, Income Taxes.  The objectives of accounting for income taxes are to recognize the amount of taxes payable for the current year and deferred tax assets and liabilities for future tax consequences of events that have been recognized in the financial statements or tax returns.  This includes measuring and recognizing the effects of uncertain tax positions.

The determination of taxes payable for the current period includes estimates.  In the event that the actual results differ materially from management’s expectations, the estimated taxes payable could materially change, directly impacting the financial position or results of operations.  Valuation allowances are established when necessary to reduce deferred tax assets to the amount to be realized.

Pursuant to ASC 740, Income Taxes, the Company establishes a deferred tax asset or liability for the difference between the financial statement and tax basis of assets and liabilities, as measured by the enacted tax rates.  The Company provides a valuation allowance against net deferred tax assets when there is sufficient uncertainty regarding the Company’s ability to recognize the benefits of the assets in future years.  The Company records the effects of an uncertain tax position in the financial statements when it is more likely than not that the position would be sustained upon review by a taxing authority.  The Company derecognizes the effects of a tax position once it no longer meets the more likely than not threshold.

Stock-Based Compensation

The Company follows the fair value recognition provisions of ASC 718, Compensation — Stock Compensation.  Stock option awards are accounted for based on the grant-date fair value estimated using the Black-Scholes option pricing model. Compensation expense is recognized over the service period using the straight line method.

ProfitLine, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

September 30, 2011

3.     INTANGIBLE ASSETS

Intangible assets consist of the following as of December 31, 2010 and September 30, 2011:

Developed technology	$281,000
Contracts	174,000
Trade name	34,000
Covenants not-to-compete	371,000
Intangible Assets	860,000
Less accumulated amortization	(860,000)
Total intangibles subject to amortization	$—

4.     PROPERTY AND EQUIPMENT, NET

Property and equipment consists of the following:

	December 31, 2010	September 30, 2011
Computer equipment	$4,157,724	$4,569,263
Furniture and fixtures	499,980	499,980
Leasehold improvements	598,539	598,539
	5,256,243	5,667,782
Less accumulated depreciation and amortization	(4,546,675)	(4,930,612)
Property and equipment, net	$709,568	$737,170

Depreciation expense for the nine months ended September 30, 2010 and 2011 was $459,213 and $383,862, respectively.  Depreciation expense includes amortization of assets under capital lease arrangements.

Certain property and equipment is pledged as collateral under the Company’s borrowings (See Note 5).

ProfitLine, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

September 30, 2011

4.     PROPERTY AND EQUIPMENT, NET-continued

The table below represents equipment acquired under capital leases as of the balance sheet dates.

	December 31, 2010	September 30, 2011
Computer equipment	$547,605	$454,180
Leasehold improvements	297,413	—
Total	845,018	454,180
Less accumulated depreciation and amortization	(600,132)	(359,260)
	$244,886	$94,920

5.       NOTES PAYABLE

The Company’s loan agreement with its bank provides for a term loan of up to $1 million and a revolving loan of up to $3 million.  The term loan bears interest at the Prime Rate plus 2.25% (5.50% as of December 31, 2010 and September 30, 2011, respectively.)  Each term advance is repayable in 36 equal installments of principal, plus accrued interest thereon.  The term loan matures on December 1, 2011.  As of December 31, 2010 and September 30, 2011, the Company had $333,333 and $83,333 outstanding under the term loan, respectively.

The revolving loan bears interest at the Prime rate plus 1.75% (5.00% as of December 31, 2010 and September 30, 2011, respectively.)  Amounts outstanding under the revolving loan are limited to 80% of eligible receivables. The revolving loan limit was $1.4 million and $11.2 million as of December 31, 2010 and September 30, 2011, respectively.  There was no outstanding balance as of December 31, 2010 and September 30, 2011.  Interest is payable monthly.  The revolving loan matures on December 13, 2011.  Both loans are collateralized by the Company’s tangible and intangible assets.  The loan agreement requires the Company to comply with certain financial covenants.  Pursuant to the Company’s loan agreement, the Company is required to furnish the bank with audited financial statements by July 31, 2011.  The Company did not furnish audited financial statements by July 31, 2011.  The bank granted the Company a waiver and an extension of time to August 31, 2011 to provide the audited financial statements and the Company provided them accordingly.  As of December 31, 2010 and September 30, 2011, the Company was in compliance with its loan covenants.

ProfitLine, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

September 30, 2011

5.       NOTES PAYABLE - continued

In November 2011, the Company and its bank amended the loan agreement to provide for, among other things, (i) a new term loan of $1 million maturing on December 13, 2013, (ii) a revolving credit facility of up to $2 million, maturing on December 13, 2013 and (iii) new financial covenants.  Upon consummation of the merger with Tangoe, Inc., the outstanding loan balance was repaid in full.

6.     COMMITMENTS

The Company leases its corporate headquarters in San Diego, California and a facility in Columbus, Ohio under operating lease agreements that expire in April and September 2016, respectively.  Both leases have a five year renewal option and contain built-in pre-determined rent escalation clauses.  The Company recognizes rent expense on a straight line basis over the life of each lease.  Rent expense related to these facilities was $773,004 and $717,480 for the nine months ended September 30, 2010 and 2011, respectively.

Certain equipment is also leased under capital lease arrangements (See Note 4).

Future minimum lease payments at December 31, 2010 are as follows:

	Capital	Operating
Year ending December 31,	Leases	Leases
2011	$195,369	$867,037
2012	80,846	960,677
2013	8,660	990,131
2014	—	1,002,544
2015	—	1,059,669
Thereafter	—	462,235
Total minimum lease payments	284,875	$5,342,293
Less: Amounts representing interest	(25,549)
Present value of minimum capital lease obligations	259,326
Less: Current portion as of December 31, 2010	(176,906)

Capital lease obligations, non-current as of December 31, 2010	$82,420

ProfitLine, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

September 30, 2011

7.     STOCKHOLDERS’ EQUITY

The Company’s Board of Directors is authorized to issue 206,464,505 shares of stock at terms and conditions that they determine.  As of December 31, 2010 and September 30, 2011, 128,258,825 shares are authorized for common stock and 78,205,680 are authorized for preferred stock.  As of December 31, 2010 and September 30, 2011, 29,360,665 shares of common stock were outstanding and 70,678,944 shares of preferred stock were outstanding.

In December 2010, the Company sold 14,600,483 shares of Series C-1 preferred stock for $1,992,966 in cash, less $11,659 in financing costs.

A summary of the preferred stock outstanding as of December 31, 2010 and September 30, 2011 is as follows:

	Shares	Amount	Additional Paid in Capital	Total
Preferred Series C-1	47,467,947	$4,746	$6,020,170	$6,024,916
Preferred Series C-2	23,210,997	2,321	23,208,676	23,210,997
Total preferred stock outstanding	70,678,944	$7,067	$29,228,846	$29,235,913

The holders of Series C-1 and C-2 preferred stock are entitled to the following rights and privileges:

Conversion

Each share of Series C-1 or C-2 preferred stock is convertible, at the option of the holder, into common stock at any time after the date of issuance.  The conversion price is determined by multiplying the applicable conversion rate in effect by the number of shares.  As of December 31, 2010, the conversion rate for Series C-1 and C-2 was $0.1365 and $1, respectively.  Each share of Series C-1 or C-2 preferred stock automatically converts into shares of common stock at the then effective conversion price upon the earlier of the consummation of the sale of the Company’s common stock in an underwritten public offering with a per share price of at least $1.01,  net proceeds to the Company of at least $35,000,000 in the aggregate, or the date specified by written consent or agreement of the holders of a majority of the then outstanding shares of Series C-1 and C-2 preferred stock, voting together as a single class.

ProfitLine, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

September 30, 2011

7.     STOCKHOLDERS’ EQUITY-continued

Dividend Rights

The holders of Series C-1 and C-2 preferred stock are entitled to receive a cash dividend at a rate of 9% of the original issue price per annum. The dividends are non-cumulative and payable if and when declared by the Board of Directors.  No dividends have been declared as of December 31, 2010.

Voting Rights

The Series C-1 and C-2 preferred shareholders shall have the right to one vote for each share of common stock into which such preferred stock could be converted.

Liquidation Preferences

In the event of a liquidation, dissolution, or winding up of the Company, either voluntary or involuntary, shareholders of Series C-1 and C-2 preferred stock are entitled to receive an amount equal to the Original Issue Price plus all declared and unpaid dividends.  If the assets of the Company are insufficient to make payment in full to all holders of Series C-1 and C-2 preferred stock, then such assets shall be distributed ratably in proportion to the full amounts they were otherwise entitled to receive.

Success Bonuses

Upon any event giving rise to the liquidation preferences discussed above, certain key employees and board directors are entitled to receive a success bonus, payable in kind, determined by multiplying the bonus percentage by the value of the liquidation preference.  The consummation of the merger with Tangoe, Inc. triggered $2.6 million in success bonus payments, $1.5 million which were paid on the closing date and $1.1 which are deferred as set forth in the merger agreement.

Stock Options

The Company’s 2001 Stock Option Plan, as amended (the “Plan”), provides for the granting of incentive stock options to employees, and non-qualified stock options to employees, directors and consultants. Under the Plan, no person shall be granted any incentive option to the extent that the aggregate fair market value of the underlying stock during any calendar year exceeds $100,000.

ProfitLine, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

September 30, 2011

7.     STOCKHOLDERS’ EQUITY-continued

The incentive stock options under the Amended Plan are granted with exercise prices not less than 100% of the estimated fair value of the underlying common stock as determined under the Amended Plan, and 110% of the estimated fair value of the underlying common stock for employees who own more than 10% of the total combined voting power of all classes of the Company’s stock.  Non-qualified stock options under the Plan are granted with exercise prices of not less than 85% of the estimated fair value of the underlying common stock. Options granted under the Plan generally have a 10 year life and vest over a four year period.

In May 2011, the Company’s Board of Directors increased the total shares available for option grant by 2,700,000 to a total of 24,780,969 options.

In connection with the December 2011 merger with Tangoe, Inc. the preferred shareholders were entitled to receive $.0926 per C-1 share and $0.6786 per C-2 share, and all common and stock option shares were cancelled without consideration.  See note 10.

A summary of the Company’s stock option activity and related information for the nine months ended September 30, 2011 is as follows:

	Number Shares	Weighted Average Exercise Price
Options outstanding as of December 31, 2010	15,508,091	$0.04
Granted	8,182,464	0.01
Cancelled	(2,616,585)	0.02
Options outstanding as of September 30, 2011	21,073,970	0.03

There were no options that had expired as of December 31, 2010 and September 30, 2011.

There were 4,436,522 and 1,570,643 shares available for future grant at December 31, 2010 and September 30, 2011, respectively.

The weighted average remaining life of options outstanding as of December 31, 2010 and September 30, 2011 was 5 and 7 years, respectively.

The weighted average fair value of options granted during 2010 and the nine months ended September 30, 2011 was $0.03 and $0.01, respectively.

ProfitLine, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

September 30, 2011

7.     STOCKHOLDERS’ EQUITY-continued

Changes in the Company’s non-vested options for the nine months ended September 30, 2011 are summarized as follows:

	Number of Shares	Weighted- Average Grant-Date Fair Value per Share
Unvested balance at December 31, 2010	5,632,286	$0.02
Granted	8,182,464	0.01
Vested	(2,771,038)	0.04
Exercised or cancelled	(2,289,442)	0.02
Unvested balance at September 30, 2011	8,754,270	0.02

As of December 31, 2010 and September 30, 2011, the total remaining unrecognized compensation cost related to unvested stock compensation awards was $126,840 and $62,617.  The weighted average remaining requisite service period of the unvested stock awards was 2.5 and 2.2 years, respectively.

Additional information regarding exercisable options as of December 31, 2010 and September 30, 2011 is summarized below:

	December 31, 2010	September 30, 2011
Shares exercisable	9,875,806	8,754,270
Weighted average exercise price	$0.04	$0.04
Weighted average remaining life (in years)	5	5

Stock Option Valuation

The fair value of stock options is estimated on the date of grant using the Black-Scholes option-pricing model. The Black-Scholes option-pricing model requires the use of certain input variables, which were as follows: expected volatility of 60%, risk-free interest rate of 2.8%, expected dividend yield of 0%, and expected award life of 6.25 years.  As a non-public company,

ProfitLine, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

September 30, 2011

7.               STOCKHOLDERS’ EQUITY-continued

the expected volatility is based on the historical volatility of a peer group of publicly-traded companies.

Stock Option Compensation Expense

The estimated fair value of stock options is recognized as a charge against income on a straight-line basis over the requisite service period. Total share-based compensation expense recognized for the the nine months ended September 30, 2010 and 2011 was $180,700 and $37,834, respectively.

Shares Reserved for Future Issuance

The following shares of common stock have been reserved for future issuance at December 31, 2010 and September 30, 2011.

	December 31, 2010	September 30, 2011
Conversion of Series C-1 preferred stock	47,467,947	47,467,947
Conversion of Series C-2 preferred stock	23,210,997	23,210,997
Stock options issued and outstanding	15,508,091	21,073,970
Authorized for future option grants	4,436,522	1,570,643
Total reserved for future issuance	90,623,557	93,323,557

8.               EMPLOYEE BENEFIT PLAN

The Company maintains a plan under Section 401(k) of the Internal Revenue Code under which all employees of the Company are eligible to participate. Plan participants may elect to contribute up to 80% of annual compensation, subject to the contribution limits proscribed by the Internal Revenue Code ($16,500 for 2011), to the plan.  Matching contributions charged to operations totaled $215,457 and $134,026 for the nine months ended September 30, 2010 and 2011, respectively.  In connection with the Tangoe, Inc. merger, the Company’s 401(k) plan was terminated on December 19, 2011, the merger date.

ProfitLine, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

September 30, 2011

9.               INCOME TAXES

Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Taxes based on income were as follows:

	Year ended December 31, 2010	Nine months ended September 30, 2011
Current
Federal	$20,000	$—
State	(3,500)	(3,205)
Foreign	(10,035)	—
	6,465	3,205
Deferred
Federal	—	—
State	—	—
	—	—
Benefit (provision) for income taxes	$6,465	$3,205

The effective tax rate differs from the federal statutory income tax rate applied to loss before provision for income taxes due to the following:

Year ended December 31, 2010
Tax computed at the federal statutory rate	(318,369)
State tax, net of fed tax benefit	(34,933)
Valuation allowance	(288,223)
Permanent items and other	71,145
Refundable research and development credits	—
Foreign taxes	10,035
Adjustment to prior year deferred and state rate change	553,880
Benefit for income taxes	(6,465)
Effective tax rate	0.7%

ProfitLine, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

September 30, 2011

9.               INCOME TAXES-continued

Significant components of the Company’s deferred tax assets and liabilities from federal and state income taxes at December 31, 2010 are as follows:

December 31, 2010
Deferred tax assets:
Net operating losses	$13,273,027
Research and development credits	909,318
Deferred revenue	272,924
Other	481,542
Gross deferred tax assets	14,936,811
Valuation allowance	(14,936,811)
Deferred tax assets, net	—

Deferred tax liabilities:
Intangible assets acquired	—
Deferred tax liabilities, net	$—

As of December 31, 2010, the Company had net operating loss carryforwards of approximately $34,899,267 and $23,815,281 for federal and state income tax purposes, respectively, which may be used to offset future taxable income and expire in varying amounts in 2022 through 2030 and 2012 through 2020, respectively.

As of December 31, 2010, the Company has net federal and state research and development credits of approximately $556,039 and $532,971, respectively.  The federal research and development credit begins to expire in 2016.  The state research and development credit carries forward indefinitely.

Pursuant to Internal Revenue Code Sections 382 and 383, use of the Company’s NOL and credit carryforwards may be limited if the Company experiences a cumulative change in ownership of greater than 50% in a moving three-year period.  The Company has not performed an analysis of previous changes in ownership.  Ownership changes could have impacted the Company’s ability to utilize NOL and credit carryforwards remaining at the date of the ownership change.

ProfitLine, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

September 30, 2011

9.               INCOME TAXES-continued

The Company has established a full valuation allowance for its deferred tax assets due to uncertainties that preclude it from determining that it is more likely than not that the Company will be able to generate sufficient taxable income to realize such assets.  The Company monitors positive and negative factors that may arise in the future as it assesses the need for a valuation allowance against its deferred tax assets.  At the year ended December 31, 2010 the Company has a valuation allowance of $14,457,459 against its deferred tax assets.

The Company has undistributed earnings from its United Kingdom and German subsidiaries of $36,000 and $14,000, respectively.  In 2011, the Company began winding down business activities in these two countries and is currently evaluating its presence in both the UK and Germany.  It is anticipated that once business activities cease, the German and UK subsidiaries will pay out the undistributed earnings to the Company as a dividend.

Uncertain Tax Positions

In 2009, the Company adopted the recognition requirements for uncertain tax provisions as proscribed under ASC 740—Income Taxes with no cumulative effect adjustment required.  Under ASC 740, income tax benefits are recognized for income tax positions taken or expected to be taken only when the weight of available evidence indicates it is more likely than not that the position will be sustained by the taxing authorities.

The Company considers many factors when evaluating and estimating our tax positions and tax benefits, which may require periodic adjustments.  The Company has analyzed tax positions taken for filing with both the Internal Revenue Service and all state filing jurisdictions.  The Company believes that income tax filing positions will be sustained upon examination, and does not anticipate any adjustments that would result in a material adverse affect on the Company’s financial condition, results of operations or cash flows.  Accordingly, the Company has not recorded any reserves or related accruals for uncertain tax position as of December 31, 2010 or September 30, 2011.

Interest and penalties related to unrecognized tax benefits are recognized in income tax expense.

The Company and its subsidiaries are subject to U.S. federal, state and local income tax, as well as foreign taxes in Germany and the United Kingdom.  In the normal course of business, its income tax returns are subject to examination by the relevant taxing authorities.  The Company is not currently under examination in any jurisdiction.  As of December 31, 2010, the 2005 —

ProfitLine, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

September 30, 2011

9.               INCOME TAXES-continued

2009 tax years remain subject to examination in the U.S. federal tax and various state tax jurisdictions.

The Company does not expect its unrecognized tax benefits to change significantly over the next 12 months.

10.         SUBSEQUENT EVENTS

On December 19, 2011, the Company entered into a merger agreement with Tangoe, Inc., a competitor, and an acquisition subsidiary of Tangoe, Inc., whereby Tangoe, Inc. purchased all of the Company’s capital stock by way of merger of the acquisition subsidiary into ProfitLine, in exchange for $23.5 million in cash, $14.5 million of which was payable on the closing date and the remainder of which is payable in equal installments on the 12-month and 18 month anniversary of the closing date.  The proceeds were applied towards transaction expenses, including the success bonuses discussed in Note 7 (each as defined in the merger agreement), and the balance was paid to the preferred shareholders pro-rata with their interest.  All of the common shares and outstanding stock options were cancelled without consideration.

Also in connection with the merger, the Company terminated the employment of its Chief Executive Officer, Chief Technology Officer and Chief Operating Officer.

All subsequent events have been disclosed in these financial statements as of February X, 2012, the date such financial statements were available to be issued.